UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. ____)*

				ACT Teleconferencing, Inc.
      ______________________________________________________
                        (Name of Issuer)

			Common Stock
______________________________________________________
                 (Title of Class of Securities)

					000955104
               ____________________________________
                         (CUSIP Number)

				September 28, 2001
	-------------------------------------------------------
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	-x--		Rule 13d-1(b)
	----		Rule 13d-1(c)
	----		Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 000955104                13G         Page 2 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P. ("The Fund") F13-3737427
	MGP Advisers Limited Partnership* ("MGP") F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     501,923
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporation is the
General Partner of this entity.








CUSIP No. 000955104                13G         Page  3   of   14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Private Equity Fund, L.P.   F13-3916551
	("SSPE")
	MG Advisers L.L.C. ("MG") F13-3916549
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

 378,900 (includes 150,000 warrants)
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 000955104           13G             Page 4 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Special Situations Cayman Fund, L.P. ("CAY") 98-0132442
     AWM Investment Company, Inc.  ("AWM") 11-3086452
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
   167,308
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.7
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------










CUSIP No. 000955104                13G         Page 5 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P. ("SST")
	 F13-3937585
	SST Advisers LLC  ("SSTA") F13-3937583
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    72,500 (includes 50,000 warrants)
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 000955104          13G         Page 6 of 14 Pages
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
     David M. Greenhouse
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER        1,120,631
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER    1,120,631
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

   1,120,631 (includes 200,000 warrants)
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	17.5
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------









 							     Page 7 of 14 Pages

Item 1.
(a)  Name of Issuer:  ACT Teleconferencing, Inc.
(b)  Address of Issuer's Principal Executive Offices:
	1658 Cole Blvd., Suite 130, Golden, CO  80401
Item 2.
(a)	Name of Person Filing:  This statement is filed on behalf of
(i) Special Situations Fund III, L.P., a Delaware limited
partnership ("SSF III"); (ii) Special Situations Private Equity
Fund, L.P., a Delaware limited partnership ("SSPE") (iii) Special
Situations Cayman Fund, L.P., a Cayman Islands limited
partnership (the "Cayman Fund"); (iv) Special Situations
Technology Fund, L.P., a Delaware limited partnership ("SST");
(v) MGP Advisers Limited Partnership, a Delaware limited
partnership, ("MGP"); (vi) MG Advisers L.L.C., a New York limited liability company ("MG"); (vii) AWM Investment Company, Inc., a
Delaware corporation ("AWM"); (viii SST Advisers L.L.C., a
Delaware limited liability company ("SSTA"); (ix)) Austin W.
Marxe and (x) David Greenhouse.  Each of the foregoing is
hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none, Residence:
The principal office and business address of the Reporting
Persons, other than the Cayman Fund, is 153 East 53 Street, New
York, New York 10022.  The principal office and business address of the Cayman Fund is c/o CIBC Bank and Trust Company (Cayman)
Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman
								Page 8 of 14 Pages
Islands, British West Indies.
(c) Citizenship:  SSF III, SSPE, SST, and MGP are Delaware
limited partnerships.  MG is a New York limited liability
company. AWM is a Delaware corporation and SSTA is a Delaware limited liability company.  The Cayman Fund was formed under the laws of the Cayman Island.  Austin W. Marxe and David M.
Greenhouse are United States citizens.  	The principal business of
SSF III, SSPE, SST and the Cayman Fund (individually, a "Fund"
and, collectively, the "Funds") is to invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities.  The principal business of MGP is to act as general partner of and investment adviser to SSF III.
The principal business of MG is to act as the general partner of and the investment adviser to SSPE.  The principal business of
SSTA is to act as general partner of and investment adviser to
SST.  The principal business of AWM is to act as general partner of MGP and general partner of and investment adviser to the
Cayman Fund.  MGP, MG, SSTA and AWM are referred to herein,
individually, as an "Adviser" and, collectively, as the
"Advisers."   The principal occupation of Austin W. Marxe and
David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
2(d)		Title of Class of Securities: See cover sheets.
(e)		CUSIP Number:  See cover sheets.
Item 3.	If this statement is filed pursuant to $240.13d-1(b) or
240.13d-2(b), check whether the person filing is a:
								Page 9 of 14 Pages
(a) ( )	Broker or Dealer registered under section 15 of the
Act;
(b) ( )	Bank as defined in section 3(a) (6) of the Act;
(c) ( )	Insurance Company as defined in section 3(a) (19) of
the Act;
(d) (x)	Investment Company registered under section 8 of the
Investment Company Act of 1940;
(e) (x)	An Investment Adviser in accordance with $240.13d
		-1(b)(I)(ii)(E);
(f) ( )	An employee benefit plan or endowment fund in
accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x)	A parent holding company or control person in
accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) 	A savings association as defined in Section 3(b) of the
Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.	Ownership:
(a)  Amount Beneficially Owned: 1,120,631 shares of common stock are beneficially owned by Austin Marxe and David Greenhouse;
of which 501,923 common shares are owned by SSF III, 228,900 common shares and 150,000 warrants are owned by SSPE, 167,308 common shares are owned by CAY and 22,500 common shares and
								Page 10 of 14 Pages
50,000 warrants are owned by SST.
 (b) Percent of Class:  17.5 percent of the common stock are owned by Austin Marxe and David Greenhouse, 8.1 percent are owned by SSF III, 5.9 are owned by SSPE, 2.7 percent are owned by CAY and 1.2 percent are owned by SST.
(c) Number of Shares as to which the person has Rights to	 Vote
and/or Dispose of Securities:  SSF III, SSPE, CAY, SST, MGP, MG,
AWM and SSTA have sole power to vote or to direct the vote and to dispose or to direct the disposition of all securities reported hereby which are respectively beneficially owned by each Fund and its Adviser.  Austin Marxe and David Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the disposition of securities reported hereby which are beneficially owned by Austin Marxe and David Greenhouse by virtue of being
Executive Officers of the Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of
the date hereof the reporting person has ceased to be the
beneficial owner of more that five percent of the class of
securities, check the following      .
Item 6.Ownership of More than Five Percent on Behalf of Another
Person:  SSF III, SSPE, CAY and SST, as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.


								Page 11 of 14 Pages
Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security being Reported on By the Parent Holding
Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
Item 10.	Certification:
			By signing below I certify that, to the best of my
knowledge and belief, the securities referred to above were
acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or
with the effect of changing or influencing the control of
the issuer of the securities and were not acquired and are
not held in connection with or as a participant in any
transaction having that purpose or effect.











	 							Page 12 of 14 Pages
SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 1, 2001


			SPECIAL SITUATIONS FUND III, L.P.


			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MGP ADVISERS LIMITED PARTERSHIP


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer


			SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.



			By:/s/ Austin W. Marxe
        Austin W. Marxe
			   President and Chief Executive Officer

			MG ADVISERS, L.L.C.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer








							Page 13 of 14 Pages


			SPECIAL SITUATIONS CAYMAN FUND, L.P.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    Managing Director

AWM INVESTMENT COMPANY, INC.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO



			SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.



			By:/s/ Austin W. Marxe
   Austin W. Marxe
                  President and Chief Executive Officer

			SST ADVISERS, L.L.C.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer





				/s/ Austin W. Marxe
				AUSTIN W. MARXE



				/s/David M Greenhouse
				DAVID M. GREENHOUSE







						Page 14 of 14 Pages





EXHIBIT A


	This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P.. SST Adviser, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P.. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, MG, AWM and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.